Exhibit 10.1

BARNES & NOBLE, INC.

DEFERRED COMPENSATION PLAN

Amended and Restated as of December 31, 2008

BARNES & NOBLE, INC. DEFERRED COMPENSATION PLAN

BARNES & NOBLE, INC. DEFERRED COMPENSATION PLAN

INTRODUCTION

The purpose of the Plan is to attract and retain key employees by providing each Participant with an opportunity to defer receipt of a portion of their salary and/or bonus. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by Barnes & Noble, Inc (the “Company”) to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company, as applicable. The Company shall be solely responsible for payment of the benefits to its employees and their beneficiaries. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(l) of ERISA. Any amounts set aside to defray the liabilities assumed by the Company will remain the general assets of the Company and shall remain subject to the claims of the Company’s creditors until such amounts are distributed to the Participants.

The Plan is hereby amended and restated effective as of December 31, 2008 to comply with the provisions of Section 409A of the Internal Revenue Code and regulations promulgated thereunder and to reflect certain design and administrative changes desired by the Company.

The provisions of this Plan as herein amended shall apply to amounts deferred and/or vested on or after January 1, 2005. Amounts deferred under the provisions of the Plan prior to January 1, 2005, which were vested as of December 31, 2004, shall be subject to the provisions of the Plan as in effect on October 3, 2004 attached hereto as Schedule A, unless otherwise provided in Appendix A of this restated Plan.

ARTICLE I. DEFINITIONS

1.01	“Accounts” shall mean the bookkeeping Deferral Account and Grandfathered Deferral Account maintained by the Company to record the payment obligations of the Company to a Participant as determined under the terms of the Plan.

1.02	“Administrative Committee” shall mean the person or persons appointed by the Compensation Committee of the Board of Directors to administer the Plan as provided in Section 8.01.

1.03	“Associated Company” shall mean (a) any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b)) that includes the Company and (b) any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c)) with the Company.

1.04	“Base Salary” shall mean the annual base fixed compensation paid by the Company periodically during the calendar year, determined prior to any pre-tax contributions under a “qualified cash or deferred arrangement” (as defined under Code Section 401(k) and its applicable regulations), under a “cafeteria plan” (as defined under Code Section 125 and its applicable regulations), under a qualified transportation fringe under Code Section 132 and any deferrals under Article 3, but excluding any overtime, bonuses, or any other form of compensation; except to the extent otherwise deemed “Base Salary” for purposes of the Plan under rules as are adopted by the Compensation Committee.

1.05	“Beneficiary” shall mean the person or persons designated by a Participant pursuant to the provisions of Section 5.07 in a time and manner determined by the Administrative Committee to receive the amounts, if any, payable under the Plan upon the death of the Participant.

1.06	“Bonus” shall mean the cash amount, if any, awarded to an employee of the Company under the Company’s executive bonus program, or other compensation program approved by the Compensation Committee as a bonus hereunder; provided that no amount shall be considered a Bonus unless it qualifies as Performance Based Compensation pursuant to Section 1.26.

1.07	“Board of Directors” or “Board” shall mean the Board of Directors of the Corporation.

1.08	“Change in Control” shall mean an event which shall occur if there is: (i) a change in the ownership of the Corporation as defined in Treasury Regs 1.409A-2(i)(5)(v); (ii) a change in the effective control of the Corporation as defined in Treasury Regs 1.409A-2(i)(5)(vi); or (iii) a change in the ownership of a substantial portion of the Corporation’s assets as defined in Treasury Regs 1.409A-2(i)(5)(vii).

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A and the regulations promulgated thereunder.

Notwithstanding the foregoing, any consolidation or merger of the Corporation with or into any Corporation which is directly or indirectly controlled by one or more members of the Riggio Group shall not constitute a Change in Control.

1.09	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.10	“Company” shall mean the Corporation and any successor thereto, with respect to its employees and any Associated Company authorized by the Compensation Committee to participate in the Plan, with respect to their employees.

1.11	“Compensation” shall mean a Participant’s Base Salary and Bonus.

1.12	“Compensation Committee” shall mean the Compensation Committee of the Board of Directors.

1.13	“Corporation” shall mean Barnes & Noble, Inc., a Delaware corporation, or any successor by merger, purchase or otherwise.

1.14	“Death Benefit” shall mean the benefit payable under the Plan to a Participant’s Beneficiary(ies) upon the Participant’s death as provided in Section 5.02(d) of the Plan.

1.15	“Deferral Account” shall mean the bookkeeping account (or subaccount(s)) maintained for each Participant to record the amount of Base Salary and/or Bonus deferred on or after January 1, 2005 by such Participant in accordance with Article 3, adjusted pursuant to Article 4. The term Deferral Account shall include each Retirement/Termination Subaccount and each Specified Date Subaccount to which a Participant shall allocate Deferrals.

1.16	“Deferral Agreement” shall mean the completed agreement, including any amendments, attachments and appendices thereto, in such form approved by the Administrative Committee, between an Eligible Executive and the Company, that specifies (i) the amount of each component of Compensation that the Eligible Executive has elected to defer to the Plan in accordance with the provisions of Section 3.02, and (ii) the form of distribution and date or event as of which such amounts shall be distributed.

1.17	“Deferrals” shall mean a credit to a Participant’s Deferral Account on or after January 1, 2005 that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Section 3.02. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes any earnings or losses attributable to such Deferrals pursuant to Article 4.

1.18	“Deferral Election Deadline” means the last day that an Eligible Executive can elect Deferrals for the next following Plan Year, or in the case of an Eligible Executive described in Section 2.01(c), for the current Plan Year.

1.19	“Effective Date” shall mean April 1, 1997. The “Effective Date” of this amendment and restatement of the Plan shall be January 1, 2009.

1.20	“Employee” shall mean any person who is employed by the Company.

1.21	“Eligible Executive” shall mean an Executive who is eligible to participate in the Plan as provided in Section 2.01.

1.22	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.23	“Executive” shall mean an Employee of the Company whose Base Salary exceeds $170,000 (as indexed for cost of living pursuant to procedures established by the Administrative Committee.)

1.24	“Grandfathered Deferral Account” shall mean the bookkeeping account (or subaccount(s)) maintained for each Participant to record the amount of Base Salary and/or Bonus deferred in accordance with the provisions of Article 3 of the Plan as in effect on October 3, 2004, as set forth in Schedule A, adjusted pursuant to Article 4.

1.25	“Participant” shall mean, except as otherwise provided in Article 2, each Eligible Executive who has executed a Deferral Agreement pursuant to the requirements of Articles 2 and 3 and is credited with an amount under Section 3.03.

1.26	“Performance Based Compensation” shall mean a Bonus where the amount of, or entitlement to, the Bonus is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether a Bonus qualifies as “Performance-Based Compensation” will be made in accordance with Treas. Reg. Section 1.409A-1(e) and subsequent guidance.

1.27	“Performance Period” shall mean the period of a least 12 months over which an individual or a company’s performance is measured for purposes of the Company’s bonus program

1.28	“Plan” shall mean the Barnes & Noble, Inc. Deferred Compensation Plan as set forth in this document and the appendices thereto, as it may be amended from time to time.

1.29	“Plan Year” shall mean the 12-month period commencing on any January 1; provided, however, that the first Plan Year shall commence on April 1, 1997 and end on December 31, 1997.

1.30	“Reporting Date” shall mean any day on which the New York Stock Exchange is open.

1.31	“Retirement” shall mean (i) a Separation from Service by a Participant on or after the date the Participant has attained age 55 and has completed at least five Years of Service (as such term is defined under the Barnes & Noble, Inc. Retirement Plan as in effect on the date of such termination) or (ii), if earlier, the date a Participant incurs a Total and Permanent Disability.

1.32	“Retirement Benefit” shall mean the benefit payable to a Participant under the Plan following the Retirement of the Participant in accordance with Section 5.02(b) or (c).

1.33	“Retirement/Termination Subaccount” shall mean the subaccount(s) established to record the portion of the Participant’s Deferral Account that have not been allocated to a Specified Date Subaccount. Unless the Participant specifically allocates Deferrals in a Deferral Agreement to a Specified Date Subaccount(s), all Deferrals shall be allocated to a Retirement/Termination Subaccount on behalf of the Participant.

1.34	“Riggio Group” shall mean Leonard Riggio, his spouse, his siblings and any lineal descendants or ancestors of Leonard Riggio or any of his siblings, any trusts for the benefit of any of the foregoing, and any corporation or other entity directly or indirectly controlled by any of the foregoing.

1.35	“Separation from Service” shall mean a Separation from Service as such term is defined in Treasury Regs under Code Section 409A, as modified by the rules described below.

(i)	Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Company or Associated Company and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be permanently reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

(ii)	An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence pursuant to Company policies shall incur a Separation from Service on the first date immediately following the later of (i) the six-month anniversary of the commencement of the leave (twelve month anniversary for a disability leave of absence) or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract or pursuant to Company policies. For this purpose, a “disability leave of absence” is an absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the employee to be unable to perform the duties of his job or a substantially similar job.

(iii)	For purposes of determining whether another organization is an Associated Company of the Company for purposes of this definition, common ownership of at least 50% shall be determinative.

(iv)	The Administrative Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A related regulations.

Whether a Separation from Service has occurred shall be determined by the Administrative Committee in accordance with Code Section 409A, the regulations promulgated thereunder, and other applicable guidance, as modified by the rules described above.

1.36	“Specified Date Subaccount(s)” shall mean the subaccount(s) of a Participant’s Deferral Account established to record the Participant’s Deferrals that will be paid (or that will commence to be paid) at a specified calendar year as designated in the Participant’s Deferral Agreement.

1.37	“Specified Date Benefit” shall mean the benefit payable to a Participant under the Plan in accordance with Section 5.02(a).

1.38	“Specified Employee” shall mean a Participant who, as of the date of his Separation from Service, is a “key employee” of the Company or any Associated Company, if the stock of the Company or any Associated Company is actively traded on an established securities market or otherwise.

A Participant is a key employee if he meets the requirements of Code Section 416(i)(l)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date. Such Eligible Executive shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.

The determination of whether a Participant is a Specified Employee shall be made by the Administrative Committee in accordance with Code Section 409A, the regulations promulgated thereunder, and other applicable guidance. For purposes of determining whether a Participant is a Specified Employee, the compensation of the Participant shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c)-2(d)(3) (wages within the meaning of Code Section 3401(a) for purposes of income tax withholding at the source, plus amounts excludible from gross income under Section 125(a), 132(f)(4), 402(e)(3), 402(h)(l)(B), 402(k) or 457(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed).

1.39	“Specified Employee Identification Date” shall mean December 31, unless the Corporation has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company and all Associated Companies.

1.40	“Specified Employee Effective Date” shall mean the first day of the fourth month following the Specified Employee Identification Date.

1.41	“Termination Benefit” shall mean the benefit payable to a Participant under the Plan in accordance with Section 5.02(b) due to his Termination of Employment.

1.42	“Termination of Employment” shall mean a Separation from Service by a Participant before the date the Participant (i) has attained age 55 and has completed at least five Years of Service (as such term is defined under the Barnes & Noble, Inc. Retirement Plan as in effect on the date of such termination) or (ii) incurs a Total and Permanent Disability.

1.43	“Total and Permanent Disability” shall mean that a Participant is, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Company. The Administrative Committee shall determine whether a Participant is disabled in accordance with Code Section 409A provided, however, that a Participant shall be deemed to be totally and permanently disabled if determined to be totally disabled by the Social Security Administration.

1.44	“Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code Section 152, without regard to Section 152(b)(l), (b)(2), and (d)(l)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Administrative Committee.

ARTICLE 2. PARTICIPATION

2.01	Eligibility

(a)

(i) An Employee who is an Executive as of May 31st of a calendar year shall be an Eligible Executive with respect to the Plan Year following such calendar year and thereby eligible to participate in this Plan and execute a Deferral Agreement authorizing Deferrals under this Plan with respect to his Base Salary payable in the Plan Year following such May 31st.

(ii)

An Employee who is an Executive as of May 31st of a calendar year and who was employed by the Company on the first day of the Performance Period beginning in that calendar year (or such other date in the first quarter of such Performance Period as specified by the Administrative Committee) shall be an Eligible Executive with respect to the Plan Year following such calendar year and thereby eligible to participate in this Plan and execute a Deferral Agreement authorizing Deferrals under this Plan with respect to his Bonus payable in the Plan Year following such May 31st.

(b)

An Executive who is first employed or reemployed after May 31st of a calendar year but prior to the last business day of December of that calendar year, shall be an Eligible Executive with respect to the Plan Year following such calendar year and thereby eligible to participate in this Plan and execute a Deferral Agreement authorizing Deferrals under this Plan with respect to his Base Salary payable in the Plan Year following such May 31st.

(c)	In the case of an Executive who is employed or reemployed by the Company after the first day of a Plan Year and who first becomes eligible to participate in the Plan, including any other Plan maintained by the Company or Associated Company that is treated as single Plan under Treas. Reg. Section 1.409A-l(c), after the first day of a Plan Year, he shall have up to 30 days following his initial eligibility to participate in this Plan to submit a Deferral Agreement to the Administrative Committee authorizing Deferrals of his Base Salary to be earned and payable in such Plan Year following the date his completed Deferral Agreement is received by the Administrative Committee.

2.02	In General

(a)	An individual who is determined to be an Eligible Executive with respect to a Plan Year and who desires to have Deferrals credited on his behalf pursuant to Article 3 for such Plan Year must execute a Deferral Agreement with the Administrative Committee authorizing Deferrals under this Plan for such year in accordance with the provisions of Sections 3.01 and 3.02.

(b)	The Deferral Agreement shall be in writing and be properly completed upon a form approved by the Administrative Committee. Such Deferral Agreement shall provide, subject to the provisions of Section 3.02, for the Deferral of a portion of the Eligible Executive’s Base Salary and/or Bonus. The Deferral Agreement shall include such other provisions as the Administrative Committee deems appropriate.

(c)	All elections by an Eligible Executive to defer any portion of his Base Salary or Bonus shall be subject to the provisions of Article 3.

2.03	Termination of Participation

(a)	Participation shall cease when all benefits to which a Participant is entitled to hereunder are distributed to him.

(b)	Subject to the provisions of Section 3.01, a Participant shall only be eligible to have Deferrals credited on his behalf in accordance with Article 3 for as long as he remains an Eligible Executive.

(c)	If a former Participant who has terminated employment with the Company and all Associated Companies and whose participation in the Plan ceased under Section 2.03(a) is reemployed as an Eligible Executive, the former Participant may again become a Participant in accordance with the provisions of Section 2.01.

ARTICLE 3. DEFERRALS

3.01	Filing Requirements

(a)

(i)	Subject to the following provisions of this Section, prior to the close of an annual enrollment period established by the Administrative Committee in any Plan Year, an Eligible Executive described in Section 2.0l(a)(i) may elect, subject to the provisions of Section 3.02, to defer a portion of his Base Salary that is otherwise earned and payable in the next calendar year by filing a Deferral Agreement with the Administrative Committee prior to the applicable Deferral Election Deadline, which shall be the date established by the Administrative Committee but no later than the last day of the calendar year preceding the calendar year the Base Salary is earned.

(ii)	Subject to the following provisions of this Section, prior to the close of an annual enrollment period established by the Administrative Committee, an Eligible Executive described in Section 2.0l(a)(ii) who remains continuously employed through the date his Deferral Agreement is submitted, may elect, subject to the provisions of Section 3.02, to defer a portion of his Bonus earned with respect to the Performance Period beginning in that Plan Year but which is otherwise payable in the next calendar year; provided the Deferral Agreement is filed with the Administrative Committee prior to the applicable Deferral Election Deadline, which shall be the date established by the Administrative Committee but no later than six months before the end of the applicable Performance Period. Notwithstanding the foregoing, any election to defer Bonus that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-1(e)) or upon a Change in Control prior to the satisfaction of the performance criteria will be void.

(iii)	Notwithstanding the foregoing and subject to the following provisions of this Section, if an Employee becomes an Eligible Executive with respect to a Plan Year pursuant to the provisions of Section 2.01(b), he may elect, subject to the provisions of Section 3.02, to defer a portion of his Base Salary which would otherwise be payable in the calendar year next following his date of employment or reemployment, by filing a Deferral Agreement with the Administrative Committee prior to the applicable Deferral Election Deadline, which shall be the date established by the Administrative Committee but no later than the last day of the calendar year preceding the calendar year the Base Salary is earned.

(iv)

Notwithstanding the foregoing and subject to the following provisions of this Section, if an Employee becomes an Eligible Executive with respect to a Plan Year pursuant to the provisions of Section 2.01(c), he may elect, subject to the provisions of Section 3.02, to defer a portion of his Base Salary otherwise earned and payable in that calendar year by filing a Deferral Agreement with the Administrative Committee prior to the applicable Deferral Election Deadline, which shall be the 30th day following the date of his employment or reemployment, whichever is applicable. Such Deferral Agreement shall be effective only with respect to Base Salary payable to the Eligible Executive commencing with the first practicable payroll period following the Administrative Committee’s receipt of his completed Deferral Agreement. The determination of whether an Eligible Executive may file a Salary Agreement under this clause (iv) with respect to the Plan Year in which he is employed (or reemployed) shall be determined in accordance with the rules of Code Section 409A, including the provisions of treasury Reg. Section 1.409A-2(a)(7).

(v)	The Eligible Executive shall submit the Deferred Agreement in the manner specified by the Administrative Committee and a Deferral Agreement that is not timely filed shall be considered void and shall have no effect. The Administrative Committee shall establish procedures that govern deferral elections under the Plan, including the ability to make separate elections for Base Salary and Bonuses

(b)	A Participant’s election to defer a portion of Base Salary or Bonus for any Plan Year shall become irrevocable on the applicable Deferral Election Deadline. A Participant may revoke or change his election to defer a portion of Base Salary or Bonus at any time prior to the time the election becomes irrevocable. Any such revocation or change shall be made in a form and manner determined by the Administrative Committee.

(c)

(i)	Except as otherwise provided in Section 3.0l(a)(iv), a Participant’s Deferral Agreement shall apply only with respect to Base Salary earned in the calendar year following the calendar year in which the Deferral Agreement is filed with the Administrative Committee under Section 3.01(a).

(ii)	Notwithstanding any provision of the Plan to the contrary, a Participant’s election to defer Bonus shall only be effective if (1) the Participant files the Deferral Agreement with respect to such Bonus no later than the earlier of (A) the applicable Deferral Election Deadline or (B) the date that is six months before the end of the Performance Period with respect to which the Bonus is payable, (2) the Participant performs services continuously from the later of the beginning of the Performance Period or the date the criteria are established through the date the Deferral Agreement is submitted, and (3) the Bonus is not readily ascertainable as of the date the Deferral Agreement is filed.

(iii)	Subject to the provisions of Section 3.02, an Eligible Executive must file, in accordance with the provisions of Section 3.01(a), a new Deferral Agreement for each Plan Year that the Eligible Executive is eligible to participate in the Plan.

(d)	If a Participant ceases to be an Eligible Executive after the date a Deferral election for a Plan Year becomes effective but continues to be employed by the Company or an Associated Company, he shall continue to be a Participant and his Deferral Agreement currently in effect for the Plan Year shall remain in force for the remainder of such Plan Year or Performance Period, but such Participant shall not be eligible to defer any portion of his Base Salary or Bonus earned in a subsequent Plan Year or Performance Period until such time as he shall once again become an Eligible Executive.

(e)	Notwithstanding anything in this Plan to the contrary, if an Eligible Executive

(i)	receives a withdrawal of deferred cash contributions on account of hardship from any plan which is maintained by the Company or an Associated Company and which meets the requirements of Section 401(k) of the Internal Revenue Code (or any successor thereto) and

(ii)	is precluded from making contributions to such 401(k) plan for at least 6 months after receipt of the hardship withdrawal,

the Eligible Executive’s Deferral Agreements with respect to Base Salary or Bonus in effect at that time shall be cancelled. Any Base Salary or Bonus payment which would have been deferred pursuant to that Deferral Agreement but for the application of this Section 3.01(e) shall be paid to the Eligible Executive as if he had not entered into the Deferral Agreement.

3.02	Amount of Deferral

(a)

(i)	An Eligible Executive may defer for any Plan Year a specified dollar amount of his Base Salary otherwise earned and payable in that Plan Year, provided such amount is not less than $5,000 and does not exceed 50% of his Base Salary payable in that Plan Year.

(ii)	An Eligible Executive may defer for any Plan Year a specified dollar amount of his Bonus otherwise payable in that Plan Year, provided that (a) such amount is not less than $2,500 and does not exceed 100% of his Bonus payable in that Plan Year, and (b) the Deferral meets the requirements of Sections 3.0l(a)(ii) and (c) (ii).

(iii)	Deferrals shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Administrative Committee as necessary so that it does not exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, 401(k) and other employee benefit deductions, and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

(b)	The Administrative Committee may establish other maximum or minimum limits on the amount of Base Salary or Bonus which may be deferred and/or the timing of such deferral. Eligible Executives shall be given written notice of any such limits at least ten business days prior to the date they take effect.

3.03	Crediting to Deferral Account

The amount of Deferrals shall be credited to such Participant’s Deferral Account no later than the first business day of the first calendar month following the date the Base Salary or Bonus would have been paid to the Participant in the absence of a Deferral Agreement.

3.04	Vesting

A Participant shall at all times be 100% vested in his Accounts.

ARTICLE 4. MAINTENANCE OF ACCOUNTS

4.01	Adjustment of Account

(a)	As of each Reporting Date, each Participant’s Accounts shall be credited or debited with the amount of earnings or losses with which such Accounts would have been credited or debited, assuming it had been invested in one or more investment funds, or earned the rate of return of one or more indices of investment performance, designated by the Administrative Committee and elected by the Participant pursuant to Section 4.02 for purposes of measuring the investment performance of his Accounts.

(b)	The Administrative Committee shall designate at least one investment fund or index of investment performance and may designate other investment funds or investment indices to be used to measure the investment performance of a Participant’s Accounts. The designation of any such investment funds or indices shall not require the Company to invest or earmark their general assets in any specific manner. The Administrative Committee may change the designation of investment funds or indices from time to time, in its sole discretion, and any such change shall not be deemed to be an amendment affecting Participants’ rights under Section 6.02. The Administrative Committee shall provide Participants with an advance notice of any changes in the designation of investment funds or indices.

4.02	Investment Performance Elections

In the event the Administrative Committee designates more than one investment fund or index of investment performance under Section 4.01, each Participant shall file an investment election with the Administrative Committee with respect to the investment of his Accounts within such time period and on such form as the Administrative Committee may prescribe. The election shall designate the investment fund or funds or index or indices of investment performance which shall be used to measure the investment performance of the Participant’s Accounts.

4.03	Changing Investment Elections

(a)	A Participant may change his election of the investment fund or funds or index or indices of investment performance used to measure the future investment performance of his future Deferrals within such time periods and in such manner prescribed by the Administrative Committee. The election shall be effective as soon as administratively practicable after the date on which the notice is timely filed.

(b)	A Participant may change his election of investment funds or index or indices of investment performance used to measure the future investment performance of his existing Account balance within such time periods and in such manner prescribed by the Administrative Committee. The election shall be effective as soon as administratively practicable after the date on which the notice is timely filed.

4.04	Individual Accounts

The Administrative Committee shall maintain, or cause to be maintained on its books, records showing the individual balance of each Participant’s Accounts. At least once a calendar quarter each Participant shall be furnished with a statement setting forth the value of his Accounts.

4.05	Valuation of Accounts

(a)	The Administrative Committee shall value or cause to be valued each Participant’s Accounts on each Reporting Date. On each Reporting Date there shall be allocated to the Accounts of each Participant the appropriate amount determined in accordance with Section 4.01.

(b)	Whenever an event requires a determination of the value of Participant’s Deferral Account, the value shall be computed as of the Reporting Date coincident with, or immediately following, the date of the event.

ARTICLE 5. PAYMENT OF BENEFITS

5.01	Available Commencement Dates

(a)	Subject to the limitations set forth in this Article 5, each time a Participant elects to defer his Compensation, the Participant shall designate on the applicable Deferral Agreement in accordance with the procedures established by the Administrative Committee, that the distribution of such Deferrals, adjusted pursuant to Article 4, shall commence, pursuant to Sections 5.02 and 5.03, on the occurrence of one of the following events:

(i)	the month following the Participant’s Retirement;

(ii)	the month following the Participant’s Termination of Employment; or

(iii)	the first month of a designated calendar year not later than the year in which the Participant would attain age 70- 1/2.

In the event a Participant elects (iii) above, he may not elect a calendar year that commences less than three (3) full calendar years subsequent to the calendar year in which the amount is first treated as being credited to the Participant’s Deferral Account.

(b)	Notwithstanding the foregoing, in the event of a Participant’s Termination of Employment or Retirement prior to the designated distribution event date elected pursuant to paragraph (a)(iii) above, the distribution of his entire Deferral Account shall commence, pursuant to Sections 5.02 and 5.03, as of the month following his Termination of Employment or Retirement, whichever is applicable.

(c)	A Participant shall not change his designation of the event which entitles him to a distribution of any portion of his Deferral Account, except as otherwise provided in Section 5.04 below.

(d)	Actual distribution of any portion of the Participant’s Deferral Account shall be made pursuant to the provisions of Sections 5.02 and 5.03 below.

5.02	Distribution of Benefits

(a)	Specified Date Benefit. Except as otherwise provided below, if the Participant has established one or more Specified Date Subaccounts, he shall be entitled to a Specified Date Benefit with respect to each such Specified Date Subaccount. The Specified Date Benefit shall be equal to the value of the applicable Specified Date Subaccount on the Reporting Date on or immediately preceding the date such payment is processed. Payment of the Specified Date Benefit will be made in the first calendar quarter of the calendar year designated by the Participant with respect to that Specified Date Subaccount.

(b)	Retirement Benefit. Notwithstanding Section 5.02(a) above, upon the Participant’s Retirement for reasons other than death, he shall be entitled to a Retirement Benefit. The Retirement Benefit shall be equal to the value of the Participant’s Retirement/-Termination Subaccount(s) and the value of any unpaid balances in his Specified Date Subaccount(s) that are not yet in pay status. The Retirement Benefit shall be based on the value of such Subaccount(s) as of the Reporting Date on or immediately preceding the date such payment is processed. Payment of the Retirement Benefit will commence within 90 days of the first day of the month following the Participant’s Retirement, provided, however, that with respect to a Participant (i) who is a Specified Employee as of the date of his Retirement and (ii) whose Retirement is due to his Separation from Service and not his Total and Permanent Disability, payment pursuant to the provisions of this paragraph of any remaining portion of his Retirement/Termination or Specified Date Subaccounts will be delayed until the first day of the seventh month following the date his Retirement occurs. If any portion of the Retirement Benefit is to be paid in the form of installments, any subsequent installment payments to such Specified Employee will be paid within the first 90 days of the following calendar year and each subsequent year of the installment period.

(c)	Termination Benefit. Notwithstanding Section 5.02(a) above, upon the Participant’s Termination of Employment for reasons other than death, he shall be entitled to a Termination Benefit. The Termination Benefit shall be equal to the value of the Retirement/Termination Subaccount(s) and the value of any unpaid balances in any Specified Date Subaccounts that are not in pay status. The Termination Benefit shall be based on the value of such Subaccount(s) as of the Reporting Date on or immediately preceding the date such payment is processed. Payment of the Termination Benefit will be made within 90 days of the first day of the month following the Participant’s Termination of Employment, provided, however, that with respect to a Participant who is a Specified Employee as of the date such Participant incurs a Termination of Employment, payment pursuant to the provisions of this paragraph of any remaining portion of his Retirement/Termination or Specified Date Subaccounts will be delayed until the first day of the seventh month following the date his Termination of Employment occurs.

(d)	Death Benefit. In the event of the Participant’s death, his designated Beneficiary(ies) shall be entitled to a Death Benefit. The Death Benefit shall be equal to the remaining value of the (i) Participant’s Retirement/Termination Subaccount(s) and (ii) any unpaid balances in any Specified Date Subaccount(s). The Death Benefit shall be based on the value of such Subaccounts as of the Reporting Date on or preceding the date such payment is processed. Payment of such Death Benefit shall be made in a single lump sum within 90 days of the last day of the month following the month in which such Participant’s death occurs.

5.03	Method of Payment

(a)	(i) Except as otherwise provided in clause (ii) below, the distribution of the Participant’s Retirement/Termination Subaccount and Specified Date Subaccount(s) shall be made in cash in the form of a lump sum.

(ii)	If at the time the Participant completes his Deferral Agreement with respect to a Plan Year, he elects that such Deferrals be distributed pursuant to Section 5.01(a)(i), such Participant may elect that the value of his Retirement/Termination Subaccount attributable to such Deferrals be paid in ratable annual cash installments for a period of years, not to exceed 15 years, in lieu of a cash lump sum payment. However, if such Participant incurs a Separation of Service prior to Retirement, the total value of his Deferral Account shall be distributed in cash in a single lump sum payment. For purposes of this Article 5, installment payments will be treated as a single form of payment.

(iii)	In the absence of an election by a Participant in a Deferral Agreement of the method of payment with respect to the value of such Deferrals, payment of such amounts shall be made in a single lump sum.

(iv)	Elections with respect to the form of payment of any portion of a Participant’s Deferral Account cannot be changed on or after January 1, 2009.

(b)	Rules Applicable to Installment Payments. During an installment payment period, the Participant’s Deferral Account shall continue to be credited with earnings or losses as described in Section 4.01. Annual installment payments will be made beginning as of the payment commencement date set forth in Section 5.02(b). Each subsequent installment shall be made within the first 90 days of the calendar year of the year following the date the first installment payment is made pursuant to Section 5.02(b) and each subsequent year of the installment period. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the value of the portion of the Participant Retirement/Termination Subaccount to be paid in such installments as of the Reporting Date of determination and (b) equals the remaining number of such installment payments.

(c)	Notwithstanding any Plan provision to the contrary, if a Participant dies before receiving payment of the entire balance of his Accounts, an amount equal to the value of the Participant’s Death Benefit shall be payable in a single cash lump sum payment to his Beneficiary in accordance with the provision of Section 5.02(d).

5.04	Change of Elections

(a)	Changes in Specified Calendar Year Election. In accordance with such procedures as the Administrative Committee may prescribe, a Participant may elect to delay the payment of Deferrals in a Specified Date Subaccount(s) by specifying a new specified distribution year applicable to such deferrals, subject to the following limitations:

(1)	such election must be made at least 12 months prior to the specified distribution year then in effect with respect to that particular Specified Date Subaccount and such election will not become effective until at least 12 months after the date on which the election is made; and

(2)	the new specified distribution date shall be a calendar year that is not less than five (5) years after the specified distribution year then in effect.

Once a Participant’s election of a new specified distribution year becomes effective, all amounts attributable to such Deferrals in that Specified Date Subaccount will be paid upon the first to occur of the new specified distribution year, the Participant’s Retirement, Termination of Employment, or the Participant’s death. A Participant may elect to delay a specified distribution year pursuant to this Section 5.04(a) more than once, provided that all such elections comply with the provisions of this Section 5.04(a).

It is the Company’s intent that the provisions of this Section 5.04(a) comply with the subsequent election provisions in Code Section 409A(a)(4)(C), related regulations and other applicable guidance, and this Section 5.04(a) shall be interpreted accordingly. The Administrative Committee may impose additional restrictions or conditions on a Participant’s ability to elect a new specified distribution year pursuant to this Section 5.04(a). The Participant may revoke or change his election pursuant to this Section 5.04(a) at any time prior to the deadline for making such election, subject to such restrictions as the Administrative Committee may establish from time to time. Any such revocation or change shall be made in a form and manner determined by the Administrative Committee. For avoidance of doubt, a Participant may not elect to delay payment of amounts in the Participant’s Retirement/Termination Subaccount(s) or transfer amounts between his Retirement/Termination Subaccount(s) and his Specified Date Subaccount(s).

(b)	Acceleration of or Delay in Payments. The Administrative Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Administrative Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section l.409A-2(b)(7).

(c)	Transition Rules. Notwithstanding anything in the Plan to the contrary, the Administrative Committee may, in its discretion and subject to such terms and conditions as it may from time to time prescribe, allow Participants to change the time of payment or portion of payment of all or a portion of their Deferral Accounts prior to January 1, 2009 in accordance with applicable transition relief provided with respect to Code Section 409A, dated regulations and other applicable guidance.

5.05	Withdrawals

Unforeseeable Emergency Payments. Notwithstanding any Plan provision to the contrary, a Participant who experiences an Unforeseeable Emergency may submit a written request to the Compensation Committee to receive payment of all or any portion of the value of his Deferral Account. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Compensation Committee based on the relevant facts and circumstances of each case and in accordance with the provisions of Code Section 409A, related regulations and other applicable guidance, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Compensation Committee, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the value of the Participant’s Retirement/Termination Subaccount until depleted and then from the value of any Specified Date Subaccounts, beginning with the Specified Date Subaccount with the latest payment commencement date. Such payments shall be paid in a single lump sum within 90 days of the date the Unforeseeable Emergency payment is approved by the Compensation Committee.

5.06	Change in Control

Notwithstanding the foregoing provisions of this Article 5, upon the occurrence of a Change in Control all Participants shall automatically receive the balance of their Deferral Account in cash in a single lump sum payment. Such lump sum payment shall be made within 90 days after the Change in Control. If the Participant dies after such Change in Control, but before receiving such payment, it shall be made to his Beneficiary.

5.07	Designation of Beneficiary

Each Participant shall file with the Administrative Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon his death pursuant to Sections 5.02(d) and 5.06. A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Administrative Committee. The last such designation received by the Administrative Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Administrative Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no such Beneficiary designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant, the Participant’s surviving spouse, if any, shall be deemed to have been designated his Beneficiary, otherwise the Participant’s estate shall be deemed to have been designated as his Beneficiary, and shall receive the payment of the amount, if any, payable under the Plan upon his death.

5.08	Debiting Accounts

Any amounts debited from a Participant’s Account by reason of a distribution, withdrawal, or otherwise under this Article 5, shall be debited from the Participant’s Account and the investment options under which such amount is credited, and such other accounts, subaccounts, options, or other allocations in the same proportion that the Participant’s entire Account is credited at the time such debit is made, as determined by the Administrative Committee.

ARTICLE 6. AMENDMENT OR TERMINATION

6.01	Right to Terminate

The Corporation may, by action of the Board of Directors, terminate this Plan and the related Deferral Agreements at any time. To the extent consistent with the rules relating to plan terminations and liquidations in Treas. Reg. Section 1.409A-3(j)(4)(ix) or otherwise consistent with Code Section 409A, the Corporation may provide that, without the prior written consent of Participants, the Participants’ Deferral Accounts shall be distributed in a lump sum upon termination of the Plan. Unless so distributed in accordance with the preceding sentence, in the event of a Plan termination, the Corporation shall continue to maintain the Deferral Account until distributed pursuant to the terms of the Plan and Participants shall remain 100% vested in all amounts credited to their Accounts.

6.02	Right to Amend

The Compensation Committee may amend or modify this Plan and the related Deferral Agreements in any way, provided, however, no amendment or modification shall reduce the balance of a Participant’s Account as of the date of such amendment or modification, as adjusted pursuant to Article 4. Notwithstanding the foregoing, a change in any investment fund or index under Section 4.01 shall not be deemed to adversely affect any Participant’s rights to his Account.

The Compensation Committee may delegate to the Administrative Committee the authority to amend the Plan without the consent of the Compensation Committee for the purpose of (i) conforming the Plan to the requirements of law, (ii) facilitating the administration of the Plan, (iii) clarifying provisions based on the Administrative Committee’s interpretation of the document and (iv) making such other amendments as the Compensation Committee may authorize.

6.03	Compliance with Securities and Other Laws

Notwithstanding any Plan provision to the contrary, the Company may at any time impose such restrictions on the Plan and participation therein, including limiting the amount of any Compensation deferred or the timing thereof, as the Company may deem advisable from time to time in order to comply or preserve compliance with any applicable laws, including any applicable state and federal securities laws and exemptions from registration available thereunder.

ARTICLE 7. GENERAL PROVISIONS

7.01	Funding

(a)	All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Company, to the extent not paid by a grantor trust established pursuant to paragraph (b) below. The Administrative Committee may decide that a Participant’s Account may be reduced to reflect allocable administrative expense.

(b)	The Corporation may, for administrative reasons, establish a grantor trust for the benefit of Participants participating in the Plan. The assets of said trust will be held separate and apart from other Corporation funds, and shall be used exclusively for the purposes set forth in the Plan and the applicable trust agreement, subject to the following conditions:

(i)	the creation of said trust shall not cause the Plan to be other than “unfunded” for purposes of Title I of ERISA;

(ii)	the Corporation shall be treated as “grantor” of said trust for purposes of Code Section 677; and

(iii)	said trust agreement shall provide that its assets may be used to satisfy claims of the Corporation’s general creditors, and the rights of such general creditors are enforceable by them under federal and state law.

7.02	No Contract of Employment

The Plan is not a contract of employment and the terms of employment of any Participant shall not be affected in any way by this Plan or related instruments, except as specifically provided therein. The establishment of the Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any person and to treat him without regard to the effect which such treatment might have upon him under this Plan. Each Participant and all persons who may have or claim any right by reason of his participation shall be bound by the terms of this Plan and all Deferral Agreements entered into pursuant thereto.

7.03	Unsecured Interest

Neither the Company nor the Compensation Committee nor the Administrative Committee in any way guarantees the performance of the investment funds or indices a Participant may designate under Article 4. No special or separate fund shall be established, and no segregation of assets shall be made, to assure the payments thereunder. No Participant hereunder shall have any right, title, or interest whatsoever in any specific assets of the Company. Nothing contained in this Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured creditor of the Company.

7.04	Facility of Payment

In the event that the Administrative Committee shall find that a Participant or Beneficiary is unable to care for his affairs because of illness or accident or is a minor or has died, the Administrative Committee may direct that any benefit payment due him, unless claim shall have been made therefore by a duly appointed legal representative, be paid on his behalf to his spouse, a child, a parent or other blood relative, and any such payment so made shall thereby be a complete discharge of the liability of the Plan for that payment.

7.05	Withholding Taxes

The Company shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.

7.06	Nonalienation

Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of a person entitled to such benefits. If the Plan receives a domestic relations order (within the meaning of ERISA Section 206(d)) directing that all or a portion of a Participant’s Account be paid to an “alternate payee,” any amounts to be paid to the alternate payee(s) pursuant to such order shall only be paid at the same time and in the same form as such amounts would have otherwise been paid to the Participant in absence of such order.

7.07	Mergers/Transfers

This Plan shall be binding upon and inure to the benefit of the Company and its successors and assignees and the Participant, his designees and his estate. Nothing in this Plan shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Plan and all obligations of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term “Company” shall refer to such other corporation and this Plan shall continue in full force and effect.

7.08	Limitation of Liability

The Company, the members of the Compensation Committee and of the Administrative Committee, and any officer, employee or agent of the Company shall not incur any liability individually or on behalf of any other individuals or on behalf of the Company for any act or failure to act, made in good faith in relation to this Plan.

7.09	Indemnification

The Company, the members of the Compensation Committee and of the Administrative Committee, and the officers, employees and agents of the Company shall, unless prohibited by any applicable law, be indemnified against any and all liabilities arising by reason of any act or failure to act in relation to the Plan including, without limitation, expenses reasonably incurred in the defense of any claim relating to the Plan, amounts paid in any compromise or settlement relating to the Plan and any civil penalty or excise tax imposed by any applicable statute, if:

(a)	the act or failure to act shall have occurred

(i)	in the course of the person’s service as an officer, employee or agent of the Company or as a member of the Compensation Committee or of the Administrative Committee,

(ii)	in connection with a service provided with or without charge to the Plan or to the Participants or Beneficiaries of the Plan, if such service was requested by the Compensation Committee or the Administrative Committee; and

(b)	the act or failure to act is in good faith and in, or not opposed to, the best interests of the Company.

This determination shall be made by the Corporation and, if such determination is made in good faith and not arbitrarily or capriciously, shall be conclusive.

The foregoing indemnification shall be from the assets of the Company. However, the Company’s obligation hereunder shall be offset to the extent of any otherwise applicable insurance coverage under a policy maintained by the Company or any other person, or other source of indemnification.

7.10	Claims Procedure

(a)	Submission of Claims

Claims for benefits under the Plan shall be submitted in writing to the Administrative Committee or to an individual designated by the Administrative Committee for this purpose.

(b)	Denial of Claim

If any claim for benefits is wholly or partially denied, the claimant shall be given written notice within 90 days following the date on which the claim is filed, which notice shall set forth the following:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the Plan’s claim review procedure.

If special circumstances require an extension of time for processing the claim, written notice of an extension shall be furnished to the claimant prior to the end of the initial period of 90 days following the date on which the claim is filed. Such an extension may not exceed a period of 90 days beyond the end of said initial period.

If the claim has not been granted and written notice of the denial of the claim is not furnished within 90 days following the date on which the claim is filed, the claim shall be deemed denied for the purpose of proceeding to the claim review procedure.

(c)	Claim Review Procedure

The claimant or his authorized representative shall have 60 days after the earlier of (i) receipt of written notification of denial of a claim or (ii) expiration of the 90-day period (or any extended period up to 180 days pursuant to Section 7.10(b)) following the date on which the claim is filed, to request a review of the denial by making written request to the Administrative Committee, and may review pertinent documents and submit issues and comments in writing within such 60-day period.

Not later than 60 days after receipt of the request for review, the Administrative Committee shall render and furnish to the claimant a written decision, which shall include specific reasons for the decision and shall make specific references to pertinent Plan provisions on which it is based. If special circumstances require an extension of time for processing, the decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review, provided that written notice and explanation of the delay are given to the claimant prior to commencement of the extension. Such decision by the Administrative Committee shall not be subject to further review. If a decision on review is not furnished to a claimant within the specified time period, the claim shall be deemed to have been denied on review.

(d)	Exhaustion of Remedy

No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the procedures set forth in this Section.

7.11	Payment of Expenses

All administrative expenses of the Plan and all benefits under the Plan shall be paid from the general assets of the Company, except as otherwise may be provided herein.

7.12	Elections

All elections, designations, requests, notices, instructions, and other communications from an Eligible Executive or other person to the Administrative Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Administrative Committee, shall be mailed by first-class mail or delivered to such location as shall be specified by the Administrative Committee, and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.

7.13	Construction

(a)	The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated employees and therefore exempt from the requirements of parts 2, 3 and 4 of Subtitle B of Title I of ERISA (pursuant to Sections 201(2), 301(a)(3) and 401(a)(l) of ERISA), and all rights hereunder shall be governed by ERISA. Subject to the preceding sentence, the Plan shall be construed, regulated and administered in accordance with the laws of the State of New York, subject to the provisions of applicable federal laws.

(b)	The masculine pronoun shall mean the feminine wherever appropriate.

(c)	The illegality of any particular provision of this document shall not affect the other provisions, and the document shall be construed in all respects as if such invalid provision were omitted.

(d)	Article or Section references herein shall mean references to such Articles or Sections as contained herein, unless otherwise indicated.

7.14	Discharge of Corporation’s Obligation

The payment by the Company of the benefits due under each and every Deferral Agreement to the Participant or his Beneficiary shall discharge the Company’s obligation under the Plan, and the Participant or Beneficiary shall have no further rights under this Plan or the Deferral Agreements upon receipt by the appropriate person of all such benefits.

ARTICLE 8. ADMINISTRATION

8.01

(a)	The Administrative Committee shall have the exclusive responsibility and complete discretionary authority to control the operation, management and administration of the Plan, with all powers necessary to enable it to properly carry out such responsibilities, including, but not limited to, the power to interpret the Plan and any related documents, to establish procedures for making any elections called for under the Plan, to make factual determinations regarding any and all matters arising hereunder, including, but not limited to, the right to determine eligibility for benefits, the right to construe the terms of the Plan, the right to remedy possible ambiguities, inequities, inconsistencies or omissions, and the right to resolve all interpretive, equitable or other questions arising under the Plan. The decisions of the Administrative Committee on all matters shall be final, binding and conclusive on all persons to the extent permitted by law. The Administrative Committee may appoint one or more individuals and delegate such of its power and duties described herein as it deems desirable to any such individuals as to any matter within the jurisdiction of such delegations.

(b)	To the extent permitted by law, all agents and representatives of the Administrative Committee shall be indemnified by the Company and saved harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.

ARTICLE 9. SIGNATURE AND VERIFICATION

IN WITNESS WHEREOF, the Corporation has caused this Plan to be executed this 18th day of December, 2008.

/s/ Michelle Smith
Michelle Smith, VP, Human Resources

APPENDIX A

PROVISIONS APPLICABLE TO A PARTICIPANT’S

GRANDFATHERED DEFERRAL ACCOUNT

This Appendix A constitutes an integral part of the Plan and is applicable with respect to the Grandfathered Deferred Account of those individuals who were Participants in the Plan on December 31, 2004. A Participant’s Grandfathered Deferral Account is subject to all the terms and conditions of the Plan as in effect on October 3, 2004 (as set forth in Schedule A attached hereto), except as otherwise provided in the text of the Plan or in this Appendix A and without regard to any Plan amendments after October 3, 2004 which would constitute a material modification for Code Section 409A purposes. Section references in this Appendix A correspond to appropriate Sections of the Plan as set forth on October 3, 2004.

ARTICLE 1. DEFINITIONS

Section 1.12	“Deferral Account” shall mean the Participant’s Grandfathered Deferral Account as set forth in Section 1.24 of the foregoing provisions of this Plan.

Section 1.14	“Deferrals” shall mean the amount of deferrals credited to a Participant pursuant to Section 3.02 prior to January 1, 2005.

Section 1.23	The term “Total and Permanent Disability” as utilized in this definition of Retirement, shall mean effective on or after January 1, 2009, “Total and Permanently Disability” as defined in Section 1.43, the foregoing provisions of this Plan.

For purposes of the definition of “Retirement” as set forth in this Section 1.23, the term termination of employment shall mean the complete cessation of providing service to the Company and all Associated Companies as an employee.

ARTICLE 4 – MAINTENANCE ACCOUNTS

The provisions of Article 4 as set forth in the foregoing provisions of the Plan shall apply to a Participant’s Grandfathered Account.

ARTICLE 5 – PAYMENT OF BENEFITS

For purposes of Article 5 the terms “termination of employment,” “terminates employment” and any other similar language shall mean with respect to a Participant the complete cessation of providing service to the Company and all Associated Companies as an employee.

SCHEDULE A

ARTICLE I. DEFINITIONS

1.01	“Administrative Committee” shall mean the person or persons appointed by the Compensation Committee of the Board of Directors to administer the Plan as provided in Section 8.01.

1.02	“Associated Company” shall mean (a) any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b)) that includes the Company, (b) any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c)) with the Company, (c) any member of an affiliated service group (as defined in Code Section 414(m)) that includes the Company; and (d) any other entity required to be aggregated with the Company pursuant to final or temporary regulations under Code Section 414(o).

1.03	“Base Salary” shall mean the annual base fixed compensation paid periodically during the calendar year, determined prior to any pre-tax contributions under a “qualified cash or deferred arrangement” (as defined under Code Section 401(k) and its applicable regulations) or under a “cafeteria plan” (as defined under Code Section 125 and its applicable regulations) and any deferrals under Article 3, but excluding any overtime, bonuses, or any other form of compensation; except to the extent otherwise deemed “Base Salary” for purposes of the Plan under rules as are adopted by the Compensation Committee.

1.04	“Beneficiary” shall mean the person or persons designated by a Participant pursuant to the provisions of Section 5.07 in a time and manner determined by the Administrative Committee to receive the amounts, if any, payable under the Plan upon the death of the Participant.

1.05	“Bonus” shall mean the cash amount, if any, awarded to an employee of the Company under the Company’s executive bonus program, or other compensation program approved by the Compensation Committee as a bonus hereunder.

1.06	“Board of Directors” or “Board” shall mean the Board of Directors of the Corporation.

1.07	“Change of Control” shall mean an event which shall occur if:

(a)	a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “Act”) disclosing that any person (within the meaning of Section 13(d) of the Act), other than the Corporation or a subsidiary of the Corporation or any employee benefit plan sponsored by the Corporation or a subsidiary of the Corporation or any member of the Riggio Group, is the beneficial owner directly or indirectly of twenty percent or more of the outstanding common stock of the Corporation; (and such person did not have such twenty percent or more beneficial ownership on April 1, 1997).

(b)	the stockholders of the Corporation shall approve (i) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of common stock of the Corporation would be converted into cash, securities or other property, other than a merger of the Corporation (1) in which holders of common stock of the Corporation immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before or (2) with or into any Corporation which is directly or indirectly controlled by one or more members of the Riggio Group, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Corporation; or

(c)	there shall have been a change in a majority of the members of the Board of Directors within a 12-month period, unless the election or nomination for election by the Corporation’s stockholders of each new director during such 12-month period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such 12-month period.

1.08	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.09	“Company” shall mean the Corporation, and any successor thereto, with respect to its employees and any Associated Company authorized by the Compensation Committee to participate in the Plan, with respect to their employees.

1.10	“Compensation Committee” shall mean the Compensation Committee of the Board of Directors.

1.11	“Corporation” shall mean Barnes & Noble, Inc., a Delaware corporation, or any successor by merger, purchase or otherwise.

1.12	“Deferral Account” shall mean the bookkeeping account maintained for each Participant to record the amount of Base Salary and/or Bonus such Participant has elected to defer in accordance with Article 3, adjusted pursuant to Article 4.

1.13	“Deferral Agreement” shall mean the completed agreement, including any amendments, attachments and appendices thereto, in such form approved by the Administrative Committee, between an Eligible Executive and the Company, under which the Eligible Executive agrees to defer a portion of his Base Salary and/or Bonus under the Plan.

1.14	“Deferrals” shall mean the amount of deferrals credited to a Participant pursuant to Section 3.02.

1.15	“Effective Date” shall mean April 1, 1997.

1.16	“Employee” shall mean any person who is employed by the Company.

1.17	“Eligible Executive” shall mean an Employee of the Company who is eligible to participate in the Plan as provided in Section 2.01.

1.18	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.19	“Participant” shall mean, except as otherwise provided in Article 2, each Eligible Executive who has executed a Deferral Agreement pursuant to the requirements of Section 2.02 and is credited with an amount under Section 3.03.

1.20	“Plan” shall mean the Barnes & Noble, Inc. Deferred Compensation Plan as set forth in this document and the appendices thereto, as it may be amended from time to time.

1.21	“Plan Year” shall mean the 12-month period commencing on any January 1; provided, however, that the first Plan Year shall commence on April 1, 1997 and end on December 31, 1997.

1.22	“Reporting Date” shall mean any day on which the New York Stock Exchange is open.

1.23	“Retirement” shall mean any termination of employment by an Eligible Executive (i) after the date the Eligible Executive has attained age 55 and has completed five “Years of Service” (as such term is defined under the Barnes & Noble, Inc. Retirement Plan as in effect on the date of such termination) or (ii) as a result of his “Total and Permanent Disability” (as such term is defined under the Barnes & Noble, Inc. 401(k) Savings Plan as in effect on the date of such termination).

1.24	“Riggio Group” shall mean Leonard Riggio, his spouse, his siblings and any lineal descendants or ancestors of Leonard Riggio or any of his siblings, any trusts for the benefit of any of the foregoing, and any corporation or other entity directly or indirectly controlled by any of the foregoing.

ARTICLE 2. PARTICIPATION

2.01	Eligibility

(a)	An Employee whose Base Salary as of October 1 of a calendar year exceeds $130,000, shall be an Eligible Executive with respect to the Plan Year following such calendar year and thereby eligible to participate in this Plan and execute a Deferral Agreement authorizing Deferrals under this Plan with respect to his Base Salary or Bonus which would otherwise be payable in the Plan Year following such October 1.

(b)	An Employee who is first employed or reemployed after October 1 of a calendar year, and whose Base Salary on such employment or reemployment date, whichever is applicable, exceeds $130,000 shall be an Eligible Executive with respect to the following Plan Year and thereby eligible to participate in the Plan with respect to his Base Salary or Bonus which is otherwise paid in the Plan Year following his date of employment or reemployment, whichever is applicable.

(c)	Notwithstanding the foregoing, an Employee who is first employed or reemployed on or after January 1, 1997 and whose Base Salary on such date of employment or reemployment, whichever is applicable, exceeds $130,000 shall be an Eligible Executive with respect to the Plan Year in which his date of employment or reemployment occurs and thereby eligible to participate in the Plan with respect to such Plan Year, subject to the provisions of Section 3.01(a)(v).

2.02	In General

(a)	An individual who is determined to be an Eligible Executive with respect to a Plan Year and who desires to have deferrals credited on his behalf pursuant to Article 3 for such Plan Year must execute a Deferral Agreement with the Administrative Committee authorizing Deferrals under this Plan for such year in accordance with the provisions of Sections 3.01 and 3.02.

(b)	The Deferral Agreement shall be in writing and be properly completed upon a form approved by the Administrative Committee, which shall be the sole judge of the proper completion thereof. Such Deferral Agreement shall provide, subject to the provisions of Section 3.02, for the deferral of a portion of the Eligible Executive’s Base Salary and/or Bonus earned after the effective date of the election and shall include such other provisions as the Administrative Committee deems appropriate.

2.03	Termination of Participation

(a)	Participation shall cease when all benefits to which a Participant is entitled to hereunder are distributed to him.

(b)	If a former Participant who has terminated employment with the Company and whose participation in the Plan ceased under Section 2.03(a) is reemployed as an Eligible Executive, the former Participant may again become a Participant in accordance with the provisions of Section 2.01.

ARTICLE 3. DEFERRALS

3.01	Filing Requirements

(a)	(i)	An Employee who is determined to be an Eligible Executive on the basis of his Base Salary on October 1, 1996 in accordance with Section 2.01(a) may elect, subject to Section 3.02(a), to defer a portion of his Base Salary that is otherwise earned and payable in the 1997 Plan Year by filing a Deferral Agreement with the Administrative Committee prior to the close of business on the fifth business day following the Effective Date. Notwithstanding any other provision to the contrary, an election to defer any part of Base Salary payable in the 1997 Plan Year filed with the Administrative Committee on or before the Effective Date shall be effective only with respect to Base Salary earned and payable on and after the Effective Date.

	(ii)	Prior to the close of business on October 1 of any Plan Year commencing on or after the Effective Date, an Employee who is determined to be an Eligible Executive on the basis of his Base Salary on such October 1 in accordance with Section 2.01(b) may elect, subject to Section 3.02(a), to defer a portion of his Base Salary that is otherwise earned and payable in the Plan Year following such October 1 and/or a portion of his Bonus otherwise payable in the Plan Year following such October 1 by filing a Deferral Agreement with the Administrative Committee.

	(iii)	In the event October 1 does not fall on a business day, such filing must be made by the close of business on the next business day.

	(iv)	Notwithstanding the foregoing, if an Employee becomes an Eligible Executive with respect to a Plan Year pursuant to the provisions of Section 2.01(b) he may elect, subject to Section 3.02(a), to defer a portion of his Base Salary or Bonus which would otherwise be payable in the Plan Year next following his date of employment or reemployment, by filing a Deferral Agreement with the Administrative Committee prior to the close of business on the tenth business day following the date of his employment or reemployment, whichever is applicable; provided, however that the Bonus may be deferred only if the amount otherwise payable in that year has not already been determined by appropriate action of the Company.

	(v)	Notwithstanding the foregoing, if an Employee becomes an Eligible Executive with respect to a Plan Year pursuant to the provisions of Section 2.01(c) he may elect, subject to Section 3.02(a), to defer a portion of his Base Salary or Bonus otherwise payable in that Plan Year by filing a Deferral Agreement with the Administrative Committee prior to the close of business on the tenth business day following the date of his employment or reemployment, whichever is applicable. Such Deferral Agreement shall be effective only with respect to Base Salary and Bonus otherwise payable to the Eligible Executive commencing with the first practicable payroll period following the Administrative Committee’s receipt of the Deferral Agreement; provided however, Bonus may only be deferred if the Bonus otherwise payable in that Plan Year has not already been determined by appropriate action of the Company.

(b)	A Participant’s election to defer a portion of Base Salary or Bonus for any Plan Year shall become irrevocable on the last day the deferral of such Base Salary or Bonus may be elected under Section 3.01(a). A Participant may revoke or change his election to defer a portion of Base Salary or Bonus at any time prior to the date the election becomes irrevocable. Any such revocation or change shall be made in a form and manner determined by the Administrative Committee.

(c)	Except as otherwise provided in Section 3.01(a)(v), a Participant’s Deferral Agreement shall apply only with respect to Base Salary earned in the calendar year following the calendar year in which the Deferral Agreement is filed with the Administrative Committee under Section 3.01(a). A Participant’s Deferral Agreement shall only apply to a Bonus determined after the Deferral Agreement is filed with the Administrative Committee under Section 3.01(a). Subject to the provisions of Section 3.02, an Eligible Executive must file, in accordance with the provisions of Section 3.01(a), a new Deferral Agreement for each Plan Year the Eligible Executive is eligible for and elects to defer a portion of Bonus or Base Salary.

(d)	If a Participant ceases to be an Eligible Executive on the basis of his Base Salary as of October 1 of a calendar year but continues to be employed by the Company, he shall continue to be a Participant and his Deferral Agreement currently in effect for the Plan Year in which such October 1 occurs shall remain in force for the remainder of such Plan Year, but such Participant shall not be eligible to defer any portion of his Base Salary or Bonus earned in a subsequent Plan Year until such time as he shall once again become an Eligible Executive.

3.02	Amount of Deferral

(a)	(i)	An Eligible Executive may defer for any Plan Year a specified dollar amount of his Base Salary otherwise earned and payable in that Plan Year, provided such amount is not less than $5,000 and does not exceed 50% of his Base Salary payable in that Plan Year.

	(ii)	An Eligible Executive may defer for any Plan Year commencing on and after January 1, 1998 a specified dollar amount of his Bonus otherwise payable in that Plan Year, provided such amount is not less than $2,500 and does not exceed 100% of his Bonus payable in that Plan Year.

(b)	The Administrative Committee may establish other maximum or minimum limits on the amount of Base Salary or Bonus which may be deferred and/or the timing of such deferral. Eligible Executives shall be given written notice of any such limits at least ten business days prior to the date they take effect.

(c)	Notwithstanding anything in this Plan to the contrary, if an Eligible Executive:

(i)	receives a withdrawal of deferred cash contributions on account of hardship from any plan which is maintained by the Company and which meets the requirements of Code Section 401(k) (or any successor thereto); and

(ii)	is precluded from making contributions to such 401(k) plan for at least 12 months after receipt of the hardship withdrawal;

no amounts shall be deferred under this Plan under the Eligible Executive’s Deferral Agreement with respect to Base Salary or Bonus until such time as the Eligible Executive is again permitted to contribute to such 401(k) plan. Any Base Salary or Bonus payment which would have been deferred pursuant to a Deferral Agreement but for the application of this Section 3.02(c) shall be paid to the Eligible Executive as if he had not entered into the Deferral Agreement.

3.03	Crediting to Deferral Account

The amount of Deferrals shall be credited to such Participant’s Deferral Account no later than the first business day of the first calendar month following the date the Base Salary or Bonus would have been paid to the Participant in the absence of a Deferral Agreement.

3.04	Vesting

A Participant shall at all times be 100% vested in his Deferral Account.

ARTICLE 4. MAINTENANCE OF ACCOUNTS

4.01	Adjustment of Account

(a)	As of each Reporting Date, each Deferral Account shall be credited or debited with the amount of earnings or losses with which such Deferral Account would have been credited or debited, assuming it had been invested in one or more investment funds, or earned the rate of return of one or more indices of investment performance, designated by the Administrative Committee and elected by the Participant pursuant to Section 4.02 for purposes of measuring the investment performance of his Deferral Account.

(b)	The Administrative Committee shall designate at least one investment fund or index of investment performance and may designate other investment funds or investment indices to be used to measure the investment performance of a Participant’s Deferral Account. The designation of any such investment funds or indices shall not require the Company to invest or earmark their general assets in any specific manner. The Administrative Committee may change the designation of investment funds or indices from time to time, in its sole discretion, and any such change shall not be deemed to be an amendment affecting Participants’ rights under Section 6.02. The Administrative Committee shall provide Participants with an advance notice of any changes in the designation of investment funds or indices.

4.02	Investment Performance Elections

In the event the Administrative Committee designates more than one investment fund or index of investment performance under Section 4.01, each Participant shall file an investment election with the Administrative Committee with respect to the investment of his Deferral Account within such time period and on such form as the Administrative Committee may prescribe. The election shall designate the investment fund or funds or index or indices of investment performance which shall be used to measure the investment performance of the Participant’s Deferral Account.

4.03	Changing Investment Elections

(a)	A Participant may change his election of the investment fund or funds or index or indices of investment performance used to measure the future investment performance of his future Deferrals within such time periods and in such manner prescribed by the Administrative Committee. The election shall be effective as soon as administratively practicable after the date on which the notice is timely filed.

(b)	A Participant may change his election of investment funds or index or indices of investment performance used to measure the future investment performance of his existing account balance within such time periods and in such manner prescribed by the Administrative Committee. The election shall be effective as soon as administratively practicable after the date on which the notice is timely filed.

4.04	Individual Accounts

The Administrative Committee shall maintain, or cause to be maintained on its books, records showing the individual balance of each Participant’s Deferral Account. At least once a calendar quarter each Participant shall be furnished with a statement setting forth the value of his Deferral Account.

4.05	Valuation of Accounts

(a)	The Administrative Committee shall value or cause to be valued each Participant’s Deferral Account on each Reporting Date. On each Reporting Date there shall be allocated to the Deferral Account of each Participant the appropriate amount determined in accordance with Section 4.01.

(b)	Whenever an event requires a determination of the value of Participant’s Deferral Account, the value shall be computed as of the Reporting Date coincident with, or immediately following, the date of the event.

ARTICLE 5. PAYMENT OF BENEFITS

5.01	Commencement of Payment

(a)	The distribution of the portion of Participant’s Deferral Account attributable to deferrals of Base Salary or Bonus for each Plan Year made pursuant to the Deferral Agreement applicable to such Plan Year shall commence, pursuant to Section 5.02, on or as soon as practicable after the occurrence of one of the following events, as designated by the Participant on such Deferral Agreement:

(i)	the month following the Participant’s Retirement;

(ii)	the month following the Participant’s termination of employment; or

(iii)	the beginning of a designated year not later than the year in which the Participant would attain age 70- 1/2.

In the event a Participant elects (iii) above, he may not elect a year that commences less than three (3) full calendar years subsequent to the calendar year in which the amount is first treated as being credited to the Participant’s Deferral Account.

(b)	Notwithstanding the foregoing, in the event a Participant terminates employment or retires prior to the designated distribution event date elected pursuant to paragraph (a)(iii) above, the distribution of his entire Deferral Account shall commence, pursuant to Section 5.02, as soon as practicable after the month following his termination of employment or Retirement.

(c)	A Participant shall not change his designation of the event which entitles him to distribution of any portion of his Deferral Account, except as otherwise provided in Section 5.03 below.

5.02	Method of Payment

(a)

Except as otherwise provided in the second and third sentences of this paragraph (a) and paragraph (b) below, the distribution of the portion of the Participant’s Deferral Account attributable to deferrals of Base Salary or Bonus made pursuant to a particular Deferral Agreement shall be made in cash in a single lump sum. However, with respect to a Participant who elects payments to commence pursuant to Section 5.01(a)(i), at the time such Participant makes an election of a distribution event date under Section 5.01 the Participant may also elect that the portion of his Deferral Account attributable to deferrals of Base Salary or Bonus made pursuant to Deferral Agreements for Plan Years commencing prior to January 1, 1999 shall be made payable as of such distribution event date in ratable annual cash installments for a period of years, not to exceed 15 years, designated by the Participant on his Deferral Agreement instead of in a single lump sum cash payment. Effective as of September 1, 1998, if a Participant elects to commence payments of the portion of his Deferral Account attributable to deferrals of Base Salary or Bonus applicable to a Plan Year commencing on or after January 1, 1999 pursuant to Section 5.01(a)(i), such Participant may also elect at the time he makes an election of a distribution event date under Section 5.01 regarding a deferral of Base Salary or Bonus made pursuant to a Deferral Agreement applicable to a Plan Year commencing on or after January 1, 1999 to have the portion of his Deferral Account attributable to such deferral payable as of such distribution event date in ratable annual installments for a period of years, not to exceed 15 years, as designated by the Participant on his Deferral Agreement, instead of in a single lump sum cash payment.

During an installment payment period, the Participant’s Deferral Account shall continue to be credited with earnings or losses as described in Section 4.01. The first installment or lump sum payment shall be made as soon as administratively practicable following the Reporting Date coincident with or preceding the applicable distribution event date designated pursuant to Section 5.01 or 5.03. However, in the event payment is to be made pursuant to Section 5.01(b), the lump sum payment shall be made as soon as administratively practicable following the Reporting Date coincident with or next following the Participant’s termination of employment or date of Retirement, if earlier. Subsequent installments, if any, shall be paid as soon as practicable following the beginning of the following calendar year and each subsequent year of the installment period. The amount of each installment shall equal the balance of the portion of the Participant’s Deferral Account subject to such installment payment option as of each Reporting Date of determination divided by the number of remaining installments (including the installment being determined).

(b)	If a Participant dies before payment of the entire balance of his Deferral Account, an amount equal to the unpaid portion thereof as of the date of his death shall be payable in one lump sum to his Beneficiary as soon as practicable after the Reporting Date coincident with or next following the Participant’s date of death.

(c)	A Participant shall not change his method of payment, except as otherwise provided in Section 5.03 below.

5.03	Change of Distribution Election

A Participant may change his elections under Section 5.01 or Section 5.02 at any time by duly completing, executing, and filing with the Administrative Committee a new election on an appropriate form designated by the Administrative Committee; provided however, that for any such change of election to be effective, a full calendar year must pass between the calendar year during which the Participant duly makes the change of election and the calendar year during which any portion of the Participant’s Deferral Account is first to become payable after taking the change of election into account.

5.04	Withdrawals

(a)	Subject to approval by the Administrative Committee and the provisions of paragraph (b) below, at any time before the total amount of a Participant’s Deferral Account is distributed from the Plan in accordance with the foregoing provisions of this Article 5, a Participant who is in active service may elect to withdraw all or any fixed dollar portion of the amount of his Deferral Account by duly completing, executing, and filing with the Administrative Committee the appropriate form designated by the Administrative Committee. The withdrawal payment to the Participant shall be made in a lump sum as soon as practicable after the Reporting Date coincident with or next following the date the corresponding withdrawal request is duly approved by the Administrative Committee.

(b)	In the event the Administrative Committee approves a Participant’s withdrawal request, then the Participant shall be subject to a forfeiture penalty of 10 percent of the amount of the withdrawal, unless the Participant proves to the Compensation Committee with such evidence as the Compensation Committee may deem appropriate that the withdrawal request is occasioned by severe financial hardship. In the event such Participant incurs a forfeiture penalty under this Section 5.04(b), such amount shall be permanently forfeited and debited from the Participant’s Deferral Account by the Company at the time the withdrawal payment is made to the Participant, and any such amounts forfeited and debited from the Participant’s Deferral Account shall, in no event and in no manner, be ever again credited to the individual under this Plan.

5.05	Payment upon the Occurrence of a Change of Control

Notwithstanding the foregoing provisions of this Article 5, upon the occurrence of a Change of Control or at the direction of the Compensation Committee, upon the approval by the Board of Directors of a corporate event leading to a Change of Control, all Participants shall automatically receive the balance of their Deferral Accounts in a single lump sum payment. Such lump sum payment shall be made as soon as practicable on or after the Change of Control. If the Participant dies after such Change of Control, but before receiving such payment, it shall be made to his Beneficiary.

5.06	Tax Increases

Notwithstanding the provisions of Sections 5.01 and 5.03, in the event a Participant’s Deferral Account is being paid in installment payments under Section 5.02, and during said payout period Federal personal income tax rates for the highest marginal tax rate are scheduled to increase by 5 or more percentage points, at the direction of the Compensation Committee, any remaining installment payments to be paid after the effective date of such increase shall be paid in one lump sum prior to said effective date.

5.07	Designation of Beneficiary

Each Participant shall file with the Administrative Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon his death pursuant to Section 5.02(b) or 5.05. A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Administrative Committee. The last such designation received by the Administrative Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Administrative Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no such Beneficiary designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant, the Participant’s surviving spouse, if any, shall be deemed to have been designated his Beneficiary, otherwise the Participant’s estate shall be deemed to have been designated as his Beneficiary, and shall receive the payment of the amount, if any, payable under the Plan upon his death.

5.08	Debiting Accounts

Any amounts debited from a Participant’s Deferral Account by reason of a distribution, withdrawal, or otherwise under this Article 5, shall be debited from the Participant’s Deferral Account and the investment options under which such amount is credited, and such other accounts, subaccounts, options, or other allocations in the same proportion that the Participant’s entire Deferral Account is credited at the time such debit is made, as determined by the Administrative Committee.

ARTICLE 6. AMENDMENT OR TERMINATION

6.01	Right to Terminate

The Corporation may, by action of the Board of Directors, terminate this Plan and the related Deferral Agreements at any time. In the event the Plan and related Deferral Agreements are terminated, each Participant or Beneficiary shall receive a single sum payment in cash equal to the balance of the Participant’s Deferral Account. The single sum payment shall be made as soon as practicable following the date the Plan is terminated and shall be in lieu of any other benefit which may be payable to the Participant or Beneficiary under this Plan.

6.02	Right to Amend

The Compensation Committee may amend or modify this Plan and the related Deferral Agreements in any way either retroactively or prospectively; provided, however, no amendment or modification shall reduce the balance of a Participant’s Deferral Account as of the date of such amendment or modification, as adjusted pursuant to Article 4. Notwithstanding the foregoing, a change in any investment fund or index under Section 4.01 shall not be deemed to adversely affect any Participant’s rights to his Deferral Account.

ARTICLE 7. GENERAL PROVISIONS

7.01	Funding

(a)	All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Company, to the extent not paid by a grantor trust established pursuant to paragraph (b) below. The Administrative Committee may decide that a Participant’s Account may be reduced to reflect allocable administrative expense.

(b)	The Corporation may, for administrative reasons, establish a grantor trust for the benefit of Participants participating in the Plan. The assets of said trust will be held separate and apart from other Corporation funds, and shall be used exclusively for the purposes set forth in the Plan and the applicable trust agreement, subject to the following conditions:

(i)	the creation of said trust shall not cause the Plan to be other than “unfunded” for purposes of Title I of ERISA;

(ii)	the Corporation shall be treated as “grantor” of said trust for purposes of Code Section 677; and

(iii)	said trust agreement shall provide that its assets may be used to satisfy claims of the Corporation’s general creditors, and the rights of such general creditors are enforceable by them under federal and state law.

7.02	No Contract of Employment

The Plan is not a contract of employment and the terms of employment of any Participant shall not be affected in any way by this Plan or related instruments, except as specifically provided therein. The establishment of the Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any person and to treat him without regard to the effect which such treatment might have upon him under this Plan. Each Participant and all persons who may have or claim any right by reason of his participation shall be bound by the terms of this Plan and all Deferral Agreements entered into pursuant thereto.

7.03	Unsecured Interest

Neither the Company nor the Compensation Committee nor the Administrative Committee in any way guarantees the performance of the investment funds or indices a Participant may designate under Article 4. No special or separate fund shall be established, and no segregation of assets shall be made, to assure the payments thereunder. No Participant hereunder shall have any right, title, or interest whatsoever in any specific assets of the Company. Nothing contained in this Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured creditor of the Company.

7.04	Facility of Payment

In the event that the Administrative Committee shall find that a Participant or Beneficiary is unable to care for his affairs because of illness or accident or is a minor or has died, the Administrative Committee may direct that any benefit payment due him, unless claim shall have been made therefor by a duly appointed legal representative, be paid on his behalf to his spouse, a child, a parent or other blood relative, and any such payment so made shall thereby be a complete discharge of the liability of the Plan for that payment.

7.05	Withholding Taxes

The Company shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.

7.06	Nonalienation

Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of a person entitled to such benefits.

7.07	Mergers/Transfers

This Plan shall be binding upon and inure to the benefit of the Company and its successors and assignees and the Participant, his designees and his estate. Nothing in this Plan shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Plan and all obligations of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term “Company” shall refer to such other corporation and this Plan shall continue in full force and effect.

7.08	Limitation of Liability

The Company, the members of the Compensation Committee and of the Administrative Committee, and any officer, employee or agent of the Company shall not incur any liability individually or on behalf of any other individuals or on behalf of the Company for any act or failure to act, made in good faith in relation to this Plan.

7.09	Indemnification

The Company, the members of the Compensation Committee and of the Administrative Committee, and the officers, employees and agents of the Company shall, unless prohibited by any applicable law, be indemnified against any and all liabilities arising by reason of any act or failure to act in relation to the Plan including, without limitation, expenses reasonably incurred in the defense of any claim relating to the Plan, amounts paid in any compromise or settlement relating to the Plan and any civil penalty or excise tax imposed by any applicable statute, if:

(a)	the act or failure to act shall have occurred

(i)	in the course of the person’s service as an officer, employee or agent of the Company or as a member of the Compensation Committee or of the Administrative Committee,

(ii)	in connection with a service provided with or without charge to the Plan or to the Participants or Beneficiaries of the Plan, if such service was requested by the Compensation Committee or the Administrative Committee; and

(b)	the act or failure to act is in good faith and in, or not opposed to, the best interests of the Company.

This determination shall be made by the Corporation and, if such determination is made in good faith and not arbitrarily or capriciously, shall be conclusive.

The foregoing indemnification shall be from the assets of the Company. However, the Company’s obligation hereunder shall be offset to the extent of any otherwise applicable insurance coverage under a policy maintained by the Company or any other person, or other source of indemnification.

7.10	Claims Procedure

(a)	Submission of Claims

Claims for benefits under the Plan shall be submitted in writing to the Administrative Committee or to an individual designated by the Administrative Committee for this purpose.

(b)	Denial of Claim

If any claim for benefits is wholly or partially denied, the claimant shall be given written notice within 90 days following the date on which the claim is filed, which notice shall set forth the following:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the Plan’s claim review procedure.

If special circumstances require an extension of time for processing the claim, written notice of an extension shall be furnished to the claimant prior to the end of the initial period of 90 days following the date on which the claim is filed. Such an extension may not exceed a period of 90 days beyond the end of said initial period.

If the claim has not been granted and written notice of the denial of the claim is not furnished within 90 days following the date on which the claim is filed, the claim shall be deemed denied for the purpose of proceeding to the claim review procedure.

(c)	Claim Review Procedure

The claimant or his authorized representative shall have 60 days after the earlier of (i) receipt of written notification of denial of a claim or (ii) expiration of the 90-day period (or any extended period up to 180 days pursuant to Section 7.10(b)) following the date on which the claim is filed, to request a review of the denial by making written request to the Administrative Committee, and may review pertinent documents and submit issues and comments in writing within such 60-day period.

Not later than 60 days after receipt of the request for review, the Administrative Committee shall render and furnish to the claimant a written decision, which shall include specific reasons for the decision and shall make specific references to pertinent Plan provisions on which it is based. If special circumstances require an extension of time for processing, the decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review, provided that written notice and explanation of the delay are given to the claimant prior to commencement of the extension. Such decision by the Administrative Committee shall not be subject to further review. If a decision on review is not furnished to a claimant within the specified time period, the claim shall be deemed to have been denied on review.

(d)	Exhaustion of Remedy

No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the procedures set forth in this Section.

7.11	Acceleration of Payment

Notwithstanding any other provision of the Plan to the contrary, the Company shall make payments hereunder to a Participant before such payments are otherwise due if it determines, based on a change in the tax or revenue laws of the United States of America, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury or his delegate, a decision by a court of competent jurisdiction involving a Participant or Beneficiary, or a closing agreement made under Code Section 7121 that is approved by the Internal Revenue Service and involves a Participant or Beneficiary, that a Participant or Beneficiary has recognized or will recognize income for federal income tax purposes with respect to amounts that are or will be payable to him under the Plan before they are paid to him.

7.12	Payment of Expenses

All administrative expenses of the Plan and all benefits under the Plan shall be paid from the general assets of the Company, except as otherwise may be provided herein.

7.13	Construction

(a)	The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated employees and therefore exempt from the requirements of parts 2, 3 and 4 of Subtitle B of Title I of ERISA (pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA), and all rights hereunder shall be governed by ERISA. Subject to the preceding sentence, the Plan shall be construed, regulated and administered in accordance with the laws of the State of New York, subject to the provisions of applicable federal laws.

(b)	The masculine pronoun shall mean the feminine wherever appropriate.

(c)	The illegality of any particular provision of this document shall not affect the other provisions, and the document shall be construed in all respects as if such invalid provision were omitted.

(d)	Article or Section references herein shall mean references to such Articles or Sections as contained herein, unless otherwise indicated.

ARTICLE 8. ADMINISTRATION

8.01

(a)	The Administrative Committee shall have the exclusive responsibility and complete discretionary authority to control the operation, management and administration of the Plan, with all powers necessary to enable it to properly carry out such responsibilities, including, but not limited to, the power to interpret the Plan and any related documents, to establish procedures for making any elections called for under the Plan, to make factual determinations regarding any and all matters arising hereunder, including, but not limited to, the right to determine eligibility for benefits, the right to construe the terms of the Plan, the right to remedy possible ambiguities, inequities, inconsistencies or omissions, and the right to resolve all interpretive, equitable or other questions arising under the Plan. The decisions of the Administrative Committee on all matters shall be final, binding and conclusive on all persons to the extent permitted by law. The Administrative Committee may appoint one or more individuals and delegate such of its power and duties described herein as it deems desirable to any such individuals as to any matter within the jurisdiction of such delegations.

(b)	To the extent permitted by law, all agents and representatives of the Administrative Committee shall be indemnified by the Company and saved harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.

ARTICLE 9. SIGNATURE AND VERIFICATION

IN WITNESS WHEREOF, the Corporation has caused this Plan to be executed this      day of             , 19    .

Attest:

BARNES & NOBLE, INC.

DEFERRED COMPENSATION PLAN

Effective as of April 1, 1997

Including amendments through

September 1, 1998

BARNES & NOBLE, INC. DEFERRED COMPENSATION PLAN